Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      AGREEMENT, dated this 8th day of August, 2000 between Nastech Pharmaceutical Company Inc., a Delaware corporation (the "Company") with offices at 45 Davids Drive, Hauppauge, NY and Steven C. Quay, M.D., Ph.D. (the "Executive").

                              W I T N E S S E T H :

      WHEREAS, the Company and the Executive wish to enter into an employment and compensation arrangement on the following terms and conditions;

      1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its President, Chief Executive Officer and Chairman of the Board of Directors during the Employment Period (as defined in Section 7) and to perform such acts and duties and furnish such services to the Company and its affiliates and related parties as the Company's Board of Directors shall from time to time direct. The Executive shall have general and active charge of the business and affairs of the Company as its Chief Executive Officer and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board of Directors of the Company. During the Employment Period, the Company shall continue to take such actions as necessary to cause the Executive's nomination as Chairman of the Board of Directors of the Company. The Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein.

      2. Compensation. For services rendered to the Company during the term of this Agreement, the Company shall compensate the Executive with an initial salary, payable in weekly installments, of $300,000 per annum.

      3. Incentive Compensation. The Executive shall also be entitled to annual incentive compensation of up to fifty thousand ($50,000) dollars if the Company's business objectives as set forth in the Company's annual business plan are achieved. The nature and extent of such incentive compensation shall be determined by the Compensation Committee no later than ninety (90) days following the end of the Company's fiscal year.

      4. Stock Options. As further compensation, Employee shall be issued 600,000 incentive and non-qualified stock options (subject to allowable limitations set forth in the Internal Revenue Code of 1986, as amended, hereinafter "stock options") upon the effective date of this Agreement, as follows: 300,000 stock options shall be issued with an exercise price equal to the fair market value of the Company's common stock as of the date of this Agreement; 200,000 stock options shall be issued with an exercise price of $12.00/share; and the remaining 100,000 stock options shall be issued with an exercise price of $15.00/share. All of the options shall vest at the rate of 33.33% per full year of service, and shall not be vested for interim periods on a pro-rata basis.

      If the Executive's employment is terminated (i) by the Company for any reason other than for Cause or (ii) by the Executive for Good Reason: (x) the portion of the stock option which was exercisable at termination shall remain exercisable for a period of 1 year after such date; and (y) with respect to that portion, if any, of the stock option which was to become vested at the next anniversary date of this
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Agreement, but not yet exercisable at termination, such portion shall immediately become exercisable and shall remain exercisable until the end of such 1-year period. The stock option shall be memorialized in a separate written stock option agreement attached hereto as Exhibit A.

      The Common Stock to be issued upon the exercise of said options shall, within 90 days of this Agreement, be registered under the Securities Act of 1933 pursuant to a Form S-8.

      5. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive such employee benefits as are provided to other executive officers of the Company, including family medical and dental, disability and life insurance, and participation in pension and retirement plans, incentive compensation plans, stock option plans and other benefit plans.

      6. Vacation. The Executive shall be entitled to annual vacations in accordance with the Company's vacation policies in effect from time to time for executive officers of the Company.

      7. Term; Employment Period. The "Employment Period" shall commence on the date of this Agreement and shall terminate three years thereafter, unless extended by written agreement between the parties or unless earlier terminated pursuant to Section 8. If the Executive shall remain in the full-time employ of the Company beyond the Employment Period without any written agreement between the parties, this Agreement shall be deemed to continue on a month to month basis and either party shall have the right to terminate this Agreement at the end of any ensuing calendar month on written notice of at least 30 days.

      8. Termination.

      (a) Executive's employment with the Company shall be "at will". Either the Company or the Executive may terminate this Agreement and Executive's employment at any time, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days' prior written notice of termination.

      (b) Without limiting the foregoing Section 8(a), (i) the Executive may terminate his employment with the Company at any time for Good Reason, or (ii) the Company may terminate his employment at any time for Cause. "Good Reason" shall mean a termination of employment as a result of (i) a substantial diminution in the Executive's responsibilities, (ii) a reduction of the Executive's base salary below $300,000, (iii) a demotion in the Executive's title or status, or (iv) at any time prior to the third anniversary of the date hereof, the Executive and a nominee selected by the Executive reasonably acceptable to the Company (such nominee, at the option of the Executive, to be changed prior to any annual or other meeting of the stockholders of the Company at which directors are elected or due to the death or resignation of such nominee) do not serve on the Board of Directors of the Company (unless due to death or resignation, or, in the case of the nominee only, removal or lost re-election as a result of the vote against such nominee of non-affiliates of the Company and such vote represents the majority of votes cast). "Cause" shall mean (i) the Executive's willful, repeated or neglectful failure to perform his duties hereunder or to comply with any reasonable or proper direction given by or on behalf of the Company's Board of Directors following thirty (30) days written notice to such effect; (ii) the Executive being guilty of serious misconduct on the Company's premises or elsewhere, whether during the performance of his duties or not, which may cause damage to the reputation of the Company or render it difficult for the Executive to satisfactorily continue to perform his duties; (iii) the Executive being found guilty in a criminal court of any offense of a nature likely to affect the reputation of the Company or to prejudice its interests if the Executive were to continue to be employed by the Company; (iv) the


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Executive's commission of any material act of fraud, theft or dishonesty, or any intentional tort against the Company; or (v) the Executive's violation of any of the material terms, covenants, representations or warranties contained in this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company of such violation.

      (c) "Disability" shall mean total and permanent disability as defined in
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

      (d) "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company, the date on which a notice of termination is given to the Executive; (iv) if the Agreement is terminated by the Executive, the date the Executive ceases work; or (v) if this Agreement expires by its terms, the last day of the term of this Agreement.

      9. Severance.

      (a) If (i) the Company terminates the employment of the Executive against his will and without Cause, or (ii) the Executive terminates his employment for Good Reason, then (A) Executive shall be entitled to receive salary, target incentive compensation and vacation accrued through the Termination Date plus the lesser of (x) 1 years' salary computed using the latest applicable salary rate, or (y) the balance of the Executive's compensation hereunder to the end of the term of this Agreement computed using the latest applicable salary rate, and
(B) notwithstanding the vesting period provided for in the Company's Stock Option Plan and any related stock option agreements between the Company and the Executive for all stock options granted Executive by the Company pursuant to
Section 4 hereof or otherwise, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable for a period of one year from the date of termination. The Company shall make such termination payment within 30 days of such termination. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive materially violates the provisions of
Section 15, Section 16 or Section 17 of this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company of such violation.

      (b) If (i) the Executive voluntarily terminates his employment other than for Good Reason, (ii) the Executive's employment is terminated due to death or Disability, or (iii) the Executive is terminated by the Company for Cause, then the Executive shall be entitled to receive salary, accrued vacation and reimbursement of expenses pursuant ot Section 10 hereof through the Termination Date only.

      (c) In addition to the provisions of Section 9(a) and 9(b) hereof, to the extent COBRA shall be applicable to the Company or as provided by law, the Executive shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive makes the appropriate conversion and payments.

      (d) The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement.

      10. Expenses. The Company shall pay or reimburse the Executive for all expenses normally reimbursed by Company, reasonably incurred by him in furtherance of his duties hereunder and authorized and approved by the Company in compliance with such rules relating thereto as the Company


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may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to Company under the Internal Revenue Code of 1986, as amended, and the rule and regulations adopted pursuant thereto now or hereafter in effect.

      11. Facilities and Services. The Company shall furnish the Executive with office space, secretarial, support staff and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

      12. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate amounts payable pursuant hereto by seeking other employment or otherwise. The Executive's acceptance of any such other employment shall not diminish or impair the amounts payable to the Executive pursuant hereto.

      13. Place of Performance. The Executive shall perform his duties primarily in Hauppauge, New York or locations within a reasonable proximity thereof, except for reasonable travel as the performance of the Executive's duties may require.

      14. Insurance and Indemnity. During the Employment Period, if available at reasonable costs, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance covering the Executive and all other executive officers and directors in an amount of no less than $3,000,000. The Company shall also indemnify the Executive, to the fullest extent permitted by law, from any liability asserted against or incurred by the Executive by reason of the fact that the Executive is or was an officer or director of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other enterprise. This indemnity shall survive termination of this Agreement.

      15. Noncompetition.

      (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the term of this
Agreement: Participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in the business of developing, licensing, selling technology, products or services which are directly competitive to any technology, products or services of the Company or any of its subsidiaries during the term of the Executive's employment with the Company, or which are directly competitive to any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its subsidiaries during the term of the Executive's employment with the Company. In addition, the Executive agrees that for a period of one year after the end of the term of this Agreement (unless this Agreement is terminated due to a breach of the terms hereof by the Company in failing to pay to the Executive all sums due him under the terms hereof, in which event the following shall be inapplicable), the Executive shall observe the covenants set forth in this Section 15 and shall not own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse's family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, selling technology, products or services which are directly competitive to any to technology, products or services of the Company or any of its subsidiaries during the term of the Executive's employment with the Company, or which are directly competitive to any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its subsidiaries. Executive further agrees, for such one year period following termination, to refrain from directly or


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indirectly soliciting Company's collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation (i) in connection with developing, licensing or selling technology, products or services which are not directly competitive to any technology, products or services (A) of the Company or any of its subsidiaries, or (B) being actively developed, with the bona fide intent to market same, by the Company or any of its subsidiaries, and (ii) which does not have a material adverse effect on the Company.

      (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 15 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 15 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

      16. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions which he shall conceive or make during his period of employment related to the technology, products, or services of the Company, or during the period of six months after his employment shall terminate, which are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each discovery or conception, and the discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon request and at the expense of the Company, the Executive shall make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and to assign all such applications to the Company, or at its order, forthwith, without additional payment by the Company during his period of employment and for reasonable compensation for time actually spent by the Executive at such work at the request of the Company after the termination of the employment. The Executive shall give the Company, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on request of the Company, to execute all papers and do all things that may be reasonably necessary to protect the right of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include all actions reasonably necessary to aid the Company in the defense of its rights in the event of litigation.

      17. Trade Secrets.

      (a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge ("Confidential Material") owned by the Company and its subsidiaries. The Executive recognizes and acknowledges that included within the Confidential Material are the Company's confidential commercial information, technology, formulations, STA-T (Systemic Transnasal Absorption Technology) and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that they are valuable special and unique aspects of the Company's business. All such Confidential material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or


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others) which are in the possession or under the control of the Executive. The
Executive shall not be deemed to have breached this Section 17 if the Executive shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any confidential material or else face civil or criminal penalty or sanction.

      (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 17 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 17 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

      18. Payment and Other Provisions After Change of Control

      (a) In the event Executive's employment with the Company is terminated following the occurence of a Change of Control either (x) by the Company for any reason other than for Cause, death or Disability, or (y) by Executive for Good Reason, and the date of such termination is (i) within one year following the occurrence of such Change of Control , or (ii) prior to the date upon which all options granted to the Executive pursuant to Section 4 hereof are fully vested,then Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 9(a), the following:

      (i) Base Salary: The greater of (a) Executive's annual base salary as in effect at the date of termination, or (b) the balance of Executive's base salary compensation hereunder to the end of the term of this Agreement, shall be paid on the date of termination;

      (ii) Target Incentive Compensation: The amount of the Executive's target incentive compensation under the applicable Executive Bonus Plan for the fiscal year in which the date of termination occurs shall be paid on the date of termination; and

      (iii) Other Benefits: Notwithstanding the vesting period provided for in the Company's Stock Option Plan and any related stock option agreements between the Company and the Executive for all stock options ("options") granted Executive by the Company pursuant to Section 4 hereof or otherwise, all of such options shall be fully vested and exercisable upon a Change of Control and shall remain exercisable for a period of one year from such Change of Control.

      (b) For purposes of this Agreement, the term "Change of Control" shall mean:

      (i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) (any of the foregoing described in this Paragraph 18.b.i hereafter a "Person") of 50% or more of either (a) the then outstanding shares of Capital Stock of the Company (the"Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the" Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 50% or more of the Voting


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Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

      (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

      (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

      (iv) (a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

      19. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Executive, or to its principal office in the case of the Company, or to such other addresses as they may respectively designate in writing.

      20. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.


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      21. Binding Effect; Assignment. The rights and obligations of this
Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business or properties. The Executive's rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

      22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      23. Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New York applicable to contracts executed and to be wholly performed within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in Suffolk County, New York or in such other place as the parties hereto may agree.

      24. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

      25. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      26. Counterparts. This Agreement maybe executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.


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      IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand the day and year first above written.

Company:                                  NASTECH PHARMACEUTICAL COMPANY INC.


                                          By: /s/ Andrew Zinzi
                                              --------------------------------
                                          Name:  Andrew Zinzi
                                          Title: Chief Financial Officer


 Executive:                               /s/ Steven C. Quay
                                          ------------------------------------
                                          Steven C. Quay, M.D., Ph.D


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                                Exhibits Omitted


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